UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): SEPTEMBER 22, 2006

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 22, 2006, the registrant’s subsidiary, Natural Alternatives International Europe S.A. (“NAIE”) entered into a credit facility with Credit Suisse which provides NAIE with a credit line of CHF1,300,000. NAIE intends to utilize the credit facility for general operating expenses. There are no amounts currently drawn under the credit facility.

Initially, the maximum aggregate amount that can be outstanding at any one time under the credit facility is CHF1,300,000. This maximum amount will be reduced by CHF160,000 at the end of each year beginning on December 31, 2007.

Under the credit facility, NAIE may draw amounts either as current account loan credits to its current or future bank accounts at Credit Suisse or as fixed loans with a maximum term of 24 months. Current account loans will bear interest at the rate of 5% per annum. Fixed loans will bear interest at a rate determined by the parties based on current market conditions and must be repaid pursuant to a repayment schedule established by the parties at the time of the loan. In the event that a fixed loan is repaid early at NAIE’s election or in connection with the termination of the credit facility, NAIE will be charged a pre-payment penalty equal to 0.1% of the principal amount of the fixed loan or CHF1,000, whichever is greater. Credit Suisse reserves the right to refuse individual requests for an advance under the credit facility, although its exercise of such right will not have the effect of terminating the credit facility as a whole.

The credit facility may be terminated by either party at any time. Credit Suisse may demand immediate repayment of all amounts due under the credit facility, including fixed loans, at any time Credit Suisse deems there to have been a significant change in control of NAIE, NAIE engages in a merger transaction, NAIE transfers a material amount of its assets to a related or unrelated third party, or Credit Suisse deems that NAIE’s assets have become exposed to a major threat.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: September 28, 2006	By:	/s/ Randell Weaver
Randell Weaver
President